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                                                       NEW PARADIGM
                                                       Software Corp.

IMPORTANT NOTICE
AMENDMENT OF NOTICE OF MEETING,
PROXY STATEMENT, AND PROXY




December 16, 1997




Dear Shareholder:

Re: Annual Shareholders meeting rescheduled for December 31,
1997


In view of certain processing delays inherent at this time of year, the Board of Directors of New Paradigm Software Corporation has determined that the Annual Shareholders Meeting be moved from the proposed December 22, 1997 to Tuesday, December 31, 1997 at 11:00 a.m. at the Corporation's offices at 630 Third Avenue, 15th Floor, New York, NY 10017. Accordingly all references to December 22, 1997 in the enclosed proxy statement and proxy card shall be deemed to be references to December 31, 1997. Please staple your signed proxy card to this letter and return it at your earliest convenience.

In addition, Management will be available at the Company's offices on the morning of December 22, 1997 to answer any questions which shareholders may have. Please note, however, that the actual Annual Shareholders Meeting will be held on December 31, 1997.


Matthew Fludgate
Secretary